                                                                     EXHIBIT 4.1

                                      FORM

December ___, 2004

Director

Dear _____:

     As a Director of Lone Star Steakhouse  &  Saloon,  Inc. (the "Company")
you are entitled to  participate  in the  Company's  2004 Stock Option Plan (the
"Plan").  The Company has granted you an option pursuant to the Plan to purchase
_______ shares (the "Shares") of Common Stock,  par value $.01 per share, of the
Company, at a price of $____ per Share as of December ____, 2004.

     No part of the  option is  currently  exercisable.  The option may first be exercised  with  respect to 25% of the  Shares at any time on or after  December
___,  2005. The option may be exercised with respect to an additional 25% of the
Shares at any time after  December ___,  2006.  The option may be exercised with respect to another 25% of the Shares at any time after  December ___,  2007. The option may be exercised  with respect to the  remaining 25% of the Shares at any time after December  ____,  2008. You must purchase a minimum of 100 Shares each time you choose to purchase  Shares,  except to purchase  the  remaining  Shares available to you. The options expire December ____, 2014.

     This option is issued in accordance  with and is subject to and conditioned upon all of the terms and conditions of the Plan (a copy of which in its present form is attached hereto), as from time to time amended, provided,  however, that no future  amendment or  termination  of the Plan shall,  without your  consent, alter or impair any of your rights or obligations  under this option.  Reference is made to the terms and conditions of the Plan,  all of which are  incorporated by reference in this option agreement as if fully set forth herein.

DECEMBER ___, 2004

     The Company has filed a registration  statement under the Securities Act of
1933, as amended (the "Act") in order to register the Shares and intends to keep such registration effective.

     If the Company is unable to keep its registration statement effective then:
(i) any Shares  purchased by you upon exercise of this option may be required to be held  indefinitely  unless such Shares are subsequently  registered under the
Act or an exemption from such registration is available;  (ii) any sales of such
Shares made in reliance upon Rule 144 promulgated under the Act may be made only in accordance  with the terms and conditions of that Rule (which,  under certain circumstances, restrict the number of shares which may be sold and the manner in which shares may be sold);  (iii) in the case of securities to which Rule 144 is not applicable,  compliance with Regulation A promulgated  under the Act or some other disclosure  exemption will be required before any Shares may be sold; (iv)
certificates for Shares to be issued to you hereunder shall bear a legend to the effect  that the  Shares  have not been  registered  under  the Act and that the
Shares may not be sold,  hypothecated or otherwise transferred in the absence of an effective registration statement under the Act relating thereto or an opinion of counsel  satisfactory to the Company that such  registration is not required;
(v) the  Company  will  place an  appropriate  "stop  transfer"  order  with its transfer agent with respect to such Shares.

     This option (or  installment  thereof) is to be exercised by  delivering to the Company a written notice of exercise,  specifying the number of Shares to be purchased,  together  with  payment  of the  purchase  price of the Shares to be purchased. The purchase price is to be paid in cash or, at the discretion of the
Compensation/Stock Option Committee, by delivering shares of the Company's stock already  owned by you and  having a fair  market  value on the date of  exercise equal to the exercise  price of the option,  or a combination of such shares and cash, or otherwise in accordance with the Plan.

     Would you kindly evidence your acceptance of this option and your agreement to comply with the  provisions  hereof and of the Plan by executing  this letter under the words "Agreed To and Accepted."

DECEMBER ___, 2004

                                   Very truly yours,

                                   Lone Star Steakhouse & Saloon, Inc.

                                   By:
                                      ----------------------------------------
                                        Jamie B. Coulter
                                        Chief Executive Officer

JBC/sjk

AGREED TO AND ACCEPTED:

DATE:
--------------------------------     -----------------------------------------